COCA-COLA PLAZA
ATLANTA, GEORGIA

JAMES R. QUINCEY                                 ADDRESS REPLY TO:
PRESIDENT & CHIEF EXECUTIVE OFFICER                                 P.O. BOX 1734
THE COCA-COLA COMPANY                             ATLANTA, GA 30301
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+1-404 676-9980

October 18, 2018

Nancy Quan
Atlanta, GA

Dear Nancy,

We are delighted to confirm your new position as Senior Vice President and Chief Technical Officer, job grade 19, with an effective date of January 1, 2019. You will report to me. The information contained in this letter provides details of your new position.

•	Your principal place of assignment will be Atlanta, Georgia.

•	Your annual base salary for your new position will be $490,000.

•
You will continue to be eligible to participate in the annual Performance Incentive Plan. This is an important, variable element of your total compensation. Your incentive opportunity for your new position is between 0% and 150% (maximum) of your annual base salary. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•
You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program.  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive LTI awards within guidelines for the job grade assigned to your position, and based upon your leadership potential to impact the Company’s future growth.  As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•
You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to two times your base salary. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•
You will continue to be eligible for the Company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to $7,500 annually, subject to taxes and withholding.

•	You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•
If you have not already done so, you are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately.

•	This letter is provided as information and does not constitute an employment contract.

Nancy, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ James Quincey

James Quincey

c:    Jason Gibbins
Executive Compensation
Executive Services

I, Nancy Quan, accept this offer:

Signature:     ____/s/ Nancy Quan___________________

Date:         ____10/18/2018_______________________